UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

SITO Mobile, Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Marcelle S. Balcombe, Esq. Sichenzia Ross Ference Kesner LLP 61 Broadway, 32nd Floor New York, NY 10006 (212) 930-9700	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

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SITO Mobile, Ltd., a Delaware corporation (“SITO”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with SITO’s solicitation of consent revocations from its stockholders in response to the solicitation of consents from SITO’s stockholders (the “Consent Solicitation”) by Stephen D. Baksa, Thomas Candelaria and the other participants in the Consent Solicitation to, among other things, remove and replace all of the current members of SITO’s Board of Directors other than Brent D. Rosenthal who previously collaborated with Mr. Baksa on an activist campaign at another public company. On April 19, 2017, SITO filed a preliminary consent revocation solicitation statement with the SEC in connection with its solicitation of consent revocations (the “Preliminary Consent Revocation Solicitation Statement”).

Press Release Issued on April 20, 2017

Attached hereto is a press release issued by SITO on April 20, 2017 announcing that it had filed the Preliminary Consent Revocation Solicitation Statement with the SEC in connection with SITO’s solicitation of consent revocations from its stockholders in response to the Consent Solicitation.

This press release is being filed herewith because it may be deemed to be solicitation material in connection with SITO’s solicitation of consent revocations in response to the Consent Solicitation.

Important Additional Information And Where To Find It

SITO Mobile, Ltd. (“SITO”), its directors and certain of its executive officers are deemed to be participants in a solicitation of consent revocations from SITO’s stockholders in connection with a pending consent solicitation by a stockholder seeking consents (the “Consent Solicitation”). Information regarding the names of SITO’s directors and executive officers and their respective interests in SITO by security holdings or otherwise can be found in SITO’s preliminary consent revocation solicitation statement relating to the Consent Solicitation, filed with the Securities and Exchange Commission (“SEC”) on April 19, 2017. To the extent holdings of SITO’s securities have changed since the amounts set forth in SITO’s preliminary consent revocation solicitation statement relating to the Consent Solicitation, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

SITO intends to file a definitive consent revocation statement (the “Consent Revocation Solicitation Statement”) and accompanying WHITE consent revocation card with the SEC in connection with the Consent Solicitation. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH CONSENT REVOCATION SOLICITATION STATEMENT AND THE ACCOMPANYING WHITE CONSENT REVOCATION CARD AND OTHER DOCUMENTS FILED BY SITO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Consent Revocation Solicitation Statement, any amendments or supplements to the Consent Revocation Solicitation Statement, the accompanying WHITE consent revocation card, and other documents filed by SITO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of SITO’s corporate website at www.sitomobile.com, by writing to SITO’s Corporate Secretary at SITO Mobile, Ltd., The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301, or by calling SITO at (201) 275-0555.

SITO Mobile Files Preliminary Consent Revocation Solicitation Statement

Board and Management Remain Focused on Executing Current Strategic Plan to
Enhance Stockholder Value

Advises Stockholders to Take No Action

JERSEY CITY, N.J., April 20, 2017 -- SITO Mobile Ltd. (NASDAQ:SITO), a leading mobile engagement platform, today announced that it has filed a preliminary Consent Revocation Solicitation Statement with the Securities and Exchange Commission (“SEC”) in response to the preliminary consent solicitation statement filed on April 12, 2017 by Stephen D. Baksa, Thomas Candelaria and the other participants in their intended consent solicitation. Both sets of materials are subject to the SEC review process, and solicitation of consent forms or consent revocations is not permitted prior to completion of this process.

As previously announced, Messrs. Baksa and Candelaria, who have reported in their filings with the SEC that they own in the aggregate approximately 6.8% of SITO’s outstanding shares, intend to solicit consents to remove all but one of the directors on SITO’s five-member Board of Directors, increase the size of the SITO Board to six members and cause their own hand-picked nominees to be elected to the SITO Board. Messrs. Baksa and Candelaria have indicated in their filing with the SEC that they are not seeking to replace current SITO Board member and SITO stockholder Brent D. Rosenthal who Mr. Baksa has a previous association with and who Mr. Baksa has previously collaborated with on an activist campaign at another public company.

In connection with the filing, SITO issued the following statement:

SITO’s Board and management team are committed to executing the Company’s strategic plan to drive enhanced stockholder value. SITO Mobile continues to grow revenue and will maintain its focus on current strategic initiatives, helping marketers to leverage its location-based targeting capabilities in combination with transparent real-time insights and measurement.

The SITO Board appreciates the importance of recruiting independent and highly qualified directors with skills, insights and experiences that provide SITO with additional competencies and perspectives for growing stockholder value. As SITO announced yesterday, Lowell W. Robinson, a highly regarded and accomplished business executive with substantial public company board experience, was added to the Board as an independent director. Mr. Robinson has thirty years of senior-level strategic, financial, operational, governance and M&A experience. He has also served on seven public company boards, and has substantial public company board leadership experience having served as a Chairman of the Board as well as Chairman of audit and compensation committees.

While Messrs. Baksa and Candelaria have been abundantly clear that they want complete and immediate control of SITO without paying our stockholders any control premium, notably absent from the numerous public filings that Messrs. Baksa and Candelaria have made in recent weeks is any detailed and credible alternative strategic plan or any viable and substantive proposals on how they would drive the creation of long-term stockholder value if they were to gain control of SITO’s Board. Messrs. Baksa and Candelaria have also not provided stockholders with any information regarding the management team that they would recruit to manage SITO and drive its business forward. In addition, Messrs. Baksa and Candelaria have not provided any details on how such an abrupt change in control of SITO’s Board, at a pivotal and critical time in SITO’s trajectory, would be accomplished so as not to cause significant and substantial harm to our business and prospects, including, but not limited to, our relationships with our employees, customers and partners.

SITO also noted that it found it curious that Messrs. Baksa and Candelaria are not looking to replace Mr. Rosenthal as a member of the SITO Board. However, perhaps this is not completely surprising given the publicly-known past association and working relationship between Mr. Baksa and Mr. Rosenthal which includes their collaboration on an activist campaign at another public company. In July 2016, Mr. Baksa and other investors had threatened a proxy contest at another public company that ultimately ended when Messrs. Baksa and Rosenthal, among other individuals, entered into a settlement agreement with the target pursuant to which Mr. Rosenthal was named to that company’s Board as one of the designees of Mr. Baksa and his fellow investors, and was also named Chairman of the Board. As noted in SITO’s preliminary Consent Revocation Solicitation Statement, the SITO Board has determined not to recommend or nominate Mr. Rosenthal for re-election at the 2017 Annual Meeting.

Messrs. Baksa and Candelaria have jointly filed a Schedule 13D with the SEC with regard to SITO but, currently, they are the only parties named as filing parties therein. As such, SITO can only surmise that, at this point, Messrs. Baksa and Candelaria have determined, after consultation with their securities counsel, that they have not formed a group with any other person or entity pursuant to Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934.

SITO urges all SITO stockholders to refrain from taking any action (including returning any consent card sent by Messrs. Baksa and Candelaria or any of their fellow participants) at this time. SITO’s Board will advise SITO stockholders of its recommendation regarding the solicitation by Messrs. Baksa and Candelaria in due course.

Morgan, Lewis & Bockius LLP and Sichenzia Ross Ference Kesner LLP are serving as legal advisors to SITO. MacKenzie Partners, Inc. is serving as SITO’s consent revocation agent and proxy solicitor.

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty, and ultimately sales. For more information, visit www.sitomobile.com.

Important Additional Information And Where To Find It

SITO Mobile, Ltd. (“SITO”), its directors and certain of its executive officers are deemed to be participants in a solicitation of consent revocations from SITO’s stockholders in connection with a pending consent solicitation by a stockholder seeking consents (the “Consent Solicitation”). Information regarding the names of SITO’s directors and executive officers and their respective interests in SITO by security holdings or otherwise can be found in SITO’s preliminary consent revocation solicitation statement relating to the Consent Solicitation, filed with the Securities and Exchange Commission (“SEC”) on April 19, 2017. To the extent holdings of SITO’s securities have changed since the amounts set forth in SITO’s preliminary consent revocation solicitation statement relating to the Consent Solicitation, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

SITO intends to file a definitive consent revocation statement (the “Consent Revocation Solicitation Statement”) and accompanying WHITE consent revocation card with the SEC in connection with the Consent Solicitation. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH CONSENT REVOCATION SOLICITATION STATEMENT AND THE ACCOMPANYING WHITE CONSENT REVOCATION CARD AND OTHER DOCUMENTS FILED BY SITO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Consent Revocation Solicitation Statement, any amendments or supplements to the Consent Revocation Solicitation Statement, the accompanying WHITE consent revocation card, and other documents filed by SITO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of SITO’s corporate website at www.sitomobile.com, by writing to SITO’s Corporate Secretary at SITO Mobile, Ltd., The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301, or by calling SITO at (201) 275-0555.

Contacts:

Investor Relations:

Joseph Wilkinson

SVP Investor Relations

Joseph.Wilkinson@sitomobile.com

MacKenzie Partners, Inc.

Paul Schulman / Larry Schimmel

(212) 929-5500

Media Relations:

Alexandra Levy

Silicon Alley Media

alex@siliconalley-media.com